Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We consent to incorporation by reference in the Registration Statement on Form
S-8, as amended (SEC File # 333-114644), filed on April 20, 2004 and amended April 23, 2004, of our independent accountant's review report dated May 17, 2004 relating to the unaudited consolidated balance sheets of Teda Travel Group, Inc. as of March 31, 2003 and 2004 and the related statements of operations and comprehensive loss for the three months ended March 31, 2003 and 2004 and the related statements of cash flows for each of the three months ended March 31, 2003 and 2004, respectively, which report appears in the Quarterly Report on Form 10-QSB of Teda Travel Group, Inc.

/s/ Webb & Company, P.A.
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Boynton Beach, Florida
May 17, 2004